Exhibit 99.1

HAWTHORNE FINANCIAL CORPORATION
PRESS RELEASE

January 27, 2004
IMMEDIATE RELEASE

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631 Mr. David Rosenthal, Chief Financial Officer (310) 725-1890

Hawthorne Financial Reports Strong Earnings for 2003

     (El Segundo, CA) Hawthorne Financial Corporation, (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., today announced that fourth quarter 2003 net income increased 30.3% to $7.7 million, compared to $5.9 million a year earlier. Diluted earnings per share for the quarter were $0.61, representing an increase of 29.8%, compared to $0.47 for the fourth quarter of 2002.

     Net income for the year ended 2003 was $28.5 million, an increase of 25.6%, compared with net income of $22.7 million for the year ended 2002. Diluted earnings per share for the year ended December 31, 2003 were $2.28, an 18.8% increase, compared to $1.92 per share for 2002.

     The Company announced its results simultaneous with the announcement of the signing of a Definitive Agreement with Commercial Capital Bancorp (NASDAQ: CCBI). The specifics of the Agreement are highlighted in the joint press release that was distributed today after the market closed.

HIGHLIGHTS

•	The Bank achieved record loan originations of $1.1 billion in 2003, an increase of 44%, compared to loan originations of $755.8 million during 2002. During the fourth quarter, the Bank originated a record $315.3 million in loans. A reduction in loan payoffs during the fourth quarter contributed to net loan portfolio growth of $74.7 million from the prior quarter end.

•	During 2003, non-interest bearing checking account balances increased 30%, and deposit fee income increased 32% as a result of new initiatives, including the Bank’s courtesy overdraft program.

•	During the fourth quarter of 2003 the Company successfully completed the exchange of $130 million in FHLB putable advances, extending the maturity of the notes to 60 months. This exchange resulted in a 117 basis point reduction in the cost of funds for the notes, and will reduce interest expense by $1.5 million in 2004 compared to 2003. Management believes the extension will also reduce the adverse impact of rising interest rates.

•	During the fourth quarter, the Company completed the previously announced 3-for-2 stock split in the form of a dividend.

•	During 2003, 326,041 shares were repurchased at an average price of $21.85 under the Company’s current stock repurchase program.

“Our employee team produced remarkable results for our shareholders in 2003,” said Simone Lagomarsino, President and Chief Executive Officer of Hawthorne Financial. “ The stock price appreciation this year reflects the considerable improvement in nearly every aspect of the Company’s key performance ratios. In 2004, we will continue to be singularly focused on further enhancing the franchise value of Hawthorne,” she added.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

RETURN ON ASSETS/RETURN ON EQUITY

Key performance measurements for the fourth quarter improved in comparison with the third quarter of 2003 and were consistent with previously announced guidance. The return on average assets (“ROA”) of 1.11% for 2003 compared favorably to the ROA of 1.09% for 2002. The return on average equity (“ROE”) was 16.62% for the year ended December 31, 2003, compared with 16.90% for 2002.

NET INTEREST INCOME

Net interest income of $19.7 million for the current quarter decreased 7.9%, compared to $21.4 million in the fourth quarter of 2002. The decrease was primarily due to the low interest rate environment, which contributed to the increase in prepayments on higher yielding loans during 2003 compared to 2002. Net interest income of $80.6 million for 2003 reflected an increase of 10.3% compared to 2002. The year-over-year increase was primarily due to the strong loan origination volume of $1.1 billion and the increase in interest earning assets from the acquisition in 2002.

Consistent with guidance, net interest income for the fourth quarter of 2003 was relatively consistent with the prior quarter and net interest margin compressed slightly by 4 basis points compared to the prior quarter. This reduction was primarily due to the differential in rates on new loans, compared to the higher rates on loans that paid off, as well as 66.1% of the Company’s funding sources having rates that are contractually fixed. The Company’s net interest margin for the year ended December 31, 2003 was 3.21%, which was consistent with previously announced guidance, compared with 3.57% for 2002. During 2003, both net interest income and net interest margin continued to be adversely impacted as borrowers refinanced loans. During 2003, $808.9 million in loans prepaid with a weighted average interest rate of 6.90%, while new loan originations had a weighted average yield of 5.25% during the same period. As a result, the yield on loans receivable was 5.99% during the twelve months ended December 31, 2003, compared to 7.12% during 2002.

The average cost of funds decreased to 2.56% for the year ended December 31, 2003, compared to 3.41% during 2002. The overall cost of funds for the fourth quarter was 9 basis points lower than the third quarter. This reduction in the cost of funds was due to the combination of the continued downward pressure on interest rates, maturing certificates of deposit with higher than current market rates, the planned shift in the deposit mix to a higher ratio of transaction accounts to total deposits, increasing FHLB overnight advances, the redemption of the higher coupon senior notes in 2002 and the continued emphasis on reducing the cost of funds. During the fourth quarter of 2003, the Company rolled over $291 million of maturing CDs at a 68 basis point reduction in the weighted average cost.

NONINTEREST REVENUE

Noninterest revenue was $8.7 million for 2003, a 35.5% increase, compared to the $6.4 million earned for 2002. As a result of the high level of refinancings, prepayment fees increased 18.9% to $3.8 million in 2003. Fee income on deposits increased by 32.0% over 2002, resulting from the growth in core transaction deposits and new fee generating initiatives such as the courtesy overdraft line. Fee income of $1.0 million from overdrafts grew by 56.5% over 2002 and accounted for 47.2% of total deposit fee income in 2003. Also contributing to the year over year increase was $0.6 million in income earned on $25.0 million in Bank Owned Life Insurance included in other assets.

The ratio of products per household increased to 2.77 at December 31, 2003, compared with 2.71 for the prior quarter and 2.44 for the prior year as the Company continues to expand its product array and household penetration.

NONINTEREST EXPENSE

Total G&A was $10.7 million and $42.4 million for the three and twelve months ended December 31, 2003, respectively, compared with $13.9 million and $40.6 million incurred in the same periods of 2002. The ratio of G&A to average assets decreased to 1.64% for the year ended December 31, 2003, compared with 1.94% for 2002. The Company remains focused on reducing G&A while increasing productivity. G&A to average assets has continued to improve for the fifth consecutive year, even after the inclusion of a full year of additional G&A expenses associated with the acquisition in August 2002. The Company’s efficiency ratio was 47.3% for the year ended December 31, 2003, which was better than the 50.7% during 2002. G&A for 2002 includes the previously reported costs of $2.1 million associated with the early retirement of senior notes.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

The Company’s ratio of G&A to average assets for 2003 was in line with previously announced guidance of 1.6%, reflecting Hawthorne’s company-wide concentration on expense reduction. However, primarily due to the compression of the net interest margin, the efficiency ratio of 47.3% was slightly higher than the guidance level of 46% for 2003. The Company continues to expect slight improvement in both of these ratios in 2004.

INCOME TAXES

The Company establishes reserves for income taxes principally related to open, unexamined tax years. The Company evaluates its tax reserves periodically, and adjusts its reserves as necessary, based upon changes in tax laws and other events that the Company, in consultation with its tax advisors, determines are warranted. During 2003, the Company and the acquired institution’s final tax returns were audited by federal and state tax examiners. The audit was completed in the fourth quarter, and the Company is pleased to report that the examiners concluded that no additional taxes would be assessed. Accordingly, previously reserved amounts for open tax years of $0.4 million were included in net income in the fourth quarter. Additionally, the IRS concurred with a position asserted by the Company during the examination that resulted in an additional tax refund of $0.5 million. The aforementioned tax credits caused the effective tax rate for the year to be lower than the statutory tax rate.

“We believe that the strategies we implement to reduce taxes are conservative, appropriate, and contribute to our long-term goal of increasing shareholder value,” said Ms. Lagomarsino.

LOANS

As a result of the strong loan originations and the reduction in the loan prepayments, the loan portfolio grew to $2.2 billion at December 31, 2003, from $2.1 billion at December 31, 2002, a $35.6 million increase. New loan originations were $315.3 million and $1.1 billion for the three and twelve months ended December 31, 2003, respectively, which represented increases of 38.4% and 44.0%, respectively, compared to originations during the same periods in 2002. The record loan originations during the fourth quarter of 2003 were 9.6% greater than the third quarter. The Company experienced loan prepayments of 38% for the year ended December 31, 2003.

DEPOSITS

Total deposits increased slightly to $1.72 billion at December 31, 2003, from $1.66 billion at December 31, 2002, a 3.6% increase. The level of transaction accounts to total deposits continued to increase to 41.8% at December 31, 2003, compared to 38.3% at December 31, 2002. Moreover, the growth in noninterest-bearing checking balances and in the number of accounts was 29.8% and 7.0%, respectively, reflecting the Company’s continued emphasis on growing core deposits, lowering the cost of funds and increasing fee income opportunities.

ASSET QUALITY

Asset quality remains strong. Although nonaccrual loans increased by $1.2 million at December 31, 2003, classified assets decreased by 39.0% to $14.4 million, or 0.54% of total Bank assets, compared to $23.7 million, or 0.95% of total Bank assets, a year earlier. Nonaccrual loans to total assets increased to 0.33% at December 31, 2003 from 0.26% in the prior quarter. During the fourth quarter, nonaccrual loans increased primarily due to one SFR loan ($2.1 million). At the same time, delinquent loans decreased to $6.6 million at December 31, 2003 from $12.5 million and $12.7 million at December 31, 2002 and September 30, 2003, respectively. At December 31, 2003, the ratio of total allowance for credit losses to loans receivable, net of specific valuation allowance, decreased to 1.53%, compared with 1.64% at December 31, 2002.

Based on the current assessment of asset quality and economic indicators, the Bank anticipates that the provision for credit losses for 2004 will be consistent with 2003.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

STOCK ACTIVITY

During the fourth quarter of 2003, 61,800 shares were repurchased at an average price of $26.58. As of December 31, 2003, cumulative repurchases were 2,100,516 shares at an average price of $15.15. Currently, $0.7 million remains available for additional share repurchases under previously announced repurchase authorizations. During 2003, 752,111 warrants and 221,890 stock options were exercised.

CAPITAL LEVELS

At December 31, 2003, the Bank remained well-capitalized with core, tier 1 and risk-based capital ratios of 7.81%, 11.16% and 12.42%, respectively. The minimum ratios for well-capitalized banks are 5%, 6% and 10% for core capital, tier 1 and risk-based capital, respectively.

CONFERENCE CALL

The Company will participate with Commercial Capital Bancorp in a joint telephone conference call, January 28, 2004, to discuss the terms of the Definitive Agreement. The call is scheduled to begin at 10:00 a.m. Eastern time (7:00 a.m. Pacific). Analysts and investors may listen to a discussion of the terms of the Definitive Agreement, which will be followed by a question/answer session, either by dialing (800) 599-9795 and reference ID #33410554, or through viewing a live video Webcast of the discussion accessed through a link on the home page of the Company’s Website at www.hawthornesavings.com. The multimedia Webcast enables participants to listen to the discussion and simultaneously view the Video Broadcast, which will include tables and charts. Questions may be submitted either electronically or telephonically. Either Real Media or Windows Media Player is required for viewing the Video Webcast. The Webcast will be available for replay through February 26, 2004, by accessing the same link.

The Company will host a telephone conference call Thursday, January 29, 2004, to discuss the 2003 results and to answer questions. The call is scheduled to begin at 1:00 p.m. Eastern time (10:00 a.m. Pacific). Audio access to the conference call will also be available through a live Webcast over the Internet at www.hawthornesavings.com. The Webcast of this conference call will be available for replay through February 26, 2004 by accessing the same link.

ABOUT HAWTHORNE SAVINGS

Hawthorne Savings, F.S.B., with total assets of $2.7 billion, operates fifteen branches in the coastal counties of Southern California, from Westlake Village at the western edge of Los Angeles to Mission Bay in San Diego. The Company specializes in real estate secured loans within the markets it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent loans secured by multi-family residential and commercial real estate and 3) loans for the construction of multi-family residential, commercial and individual single family residential properties and the acquisition and development of land for the construction of such projects. The Company funds its loans predominantly with retail deposits generated through its fifteen full service retail offices and FHLB advances.

Hawthorne Savings, F.S.B., continues to keep pace with the changing face of banking by regularly introducing its customers to new products, such as the Global Access Check Card, online banking and investments. For more information, please call 888-TRUE-411 or visit the Bank online at www.hawthornesavings.com.

* * * * *

When used in this press release or in future press releases, filings by Hawthorne Financial Corporation (“Company”) with the Securities and Exchange Commission (“SEC”), or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Also, the Company wishes to advise readers that various risks and uncertainties could affect the Company’s financial performance and

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

cause actual results for future periods to differ materially from those anticipated or projected. Specifically, the Company cautions readers that important factors could affect the Company’s business and cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company, including: general economic conditions in its market area, particularly changes in economic conditions in the real estate industry or real estate values in our market, changes in market interest rates, loan prepayments continuing at the current pace or increasing, increased competition in the Company’s niche markets that impacts pricing and/or credit standards, risk associated with credit quality, outcome of pending or threatened litigation, inherent market risk associated with treasury activities, risks associated with management’s investment strategy, the Company’s ability to successfully identify, negotiate or finance strategic acquisition targets or implement new strategic initiatives, and other risks with respect to its business and/or financial results detailed in the Company’s press releases and filings with the SEC. Stockholders are urged to review the risks described in such releases and filings. The risks highlighted herein should not be assumed to be the only factors that could affect future performance of the Company. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

This press release may be deemed to be solicitation material with respect to the proposed acquisition of Hawthorne and the issuance of shares of common stock by CCBI pursuant to the merger. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. The registration statement will contain a joint proxy statement/prospectus to be distributed to the respective shareholders of CCBI and Hawthorne in connection with their vote on the merger. SHAREHOLDERS OF CCBI AND OF HAWTHORNE ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of CCBI and shareholders of Hawthorne. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by CCBI by contacting Investor Relations, Commercial Capital Bancorp, Inc., One Venture, 3rd Floor Irvine, CA 92618, telephone: 949-585-7500 or by visiting CCBI’s website at www.commercialcapital.com, or from Hawthorne by contacting Investor Relations, Hawthorne Financial Corporation, 2381 Rosecrans Avenue, El Segundo, CA 90245, telephone: 310-725-5631 or by visiting Hawthorne’s website at www.hawthornesavings.com.

CCBI, Hawthorne and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding CCBI’s directors and executive officers is available in CCBI’s proxy statement for its 2003 annual meeting of shareholders, which was filed with the SEC on April 4, 2003, and information regarding Hawthorne’s directors and executive officers is available in Hawthorne’s proxy statement for its 2003 annual meeting of shareholders, which was filed with the SEC on April 11, 2003. Additional information regarding the interests of such potential participants (including the addition of three Hawthorne Board of Directors’ members to the Board of Directors of CCBI following the merger) will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

Consolidated Statements of Financial Condition (unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2003	2002

Assets:
Cash and cash equivalents	$17,829	$21,849
Investment securities available-for-sale, at fair value	381,287	267,596
Loans receivable (net of allowance for credit losses of $33,538 in 2003 and $35,309 in 2002)	2,154,114	2,114,255
Accrued interest receivable	9,859	11,512
Investment in capital stock of Federal Home Loan Bank, at cost	38,189	34,705
Office property and equipment at cost, net	5,295	5,106
Deferred tax asset, net	10,630	10,068
Goodwill	22,970	22,970
Intangible assets	976	1,388
Other assets	32,854	5,521

Total assets	$2,674,003	$2,494,970

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing	$51,670	$39,818
Interest-bearing:
Transaction accounts	668,135	597,528
Certificates of deposit	1,002,759	1,025,464

Total deposits	1,722,564	1,662,810
FHLB advances	697,155	600,190
Capital securities	51,000	51,000
Accounts payable and other liabilities	18,010	17,904

Total liabilities	2,488,729	2,331,904

Stockholders’ Equity:
Common stock — $0.01 par value; authorized 20,000,000 shares; issued, 13,837,958 shares (2003) and 12,864,072 shares (2002) (1)	138	86
Capital in excess of par value — common stock	84,360	81,087
Retained earnings	133,597	105,134
Accumulated other comprehensive (loss)/income	(950)	1,504
Less:
Treasury stock, at cost — 2,108,616 shares (2003) and 1,782,575 shares (2002) (1)	(31,871)	(24,745)

Total stockholders’ equity	185,274	163,066

Total liabilities and stockholders’ equity	$2,674,003	$2,494,970

(1) Reflects a 3-for-2 stock split in the form of a 50% stock dividend.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Interest revenue:
Loans	$29,858	$36,239	$127,424	$130,628
Investments securities	3,283	1,937	11,510	3,155
Investment in capital stock of FHLB, fed funds and other	378	476	1,545	3,411

Total interest revenue	33,519	38,652	140,479	137,194

Interest cost:
Deposits	8,075	9,753	35,552	36,755
FHLB advances	4,966	6,028	21,286	21,931
Senior notes	—	708	—	3,120
Capital securities	757	745	3,021	2,281

Total interest cost	13,798	17,234	59,859	64,087

Net interest income	19,721	21,418	80,620	73,107
Provision for credit losses	50	100	500	870

Net interest income after provision for credit losses	19,671	21,318	80,120	72,237
Noninterest revenue:
Loan related and other fees	1,306	1,416	4,926	4,179
Deposit fees	551	392	2,027	1,536
Other	551	350	1,703	672

Total noninterest revenue	2,408	2,158	8,656	6,387
(Loss)/income from real estate operations, net	—	—	(51)	71
Noninterest expense:
General and administrative expense:
Employee	5,934	6,974	22,923	22,389
Operating	2,160	4,036	9,168	9,337
Occupancy	1,404	1,227	5,337	4,109
Professional	614	768	2,110	2,132
Technology	479	571	2,041	1,734
SAIF premiums and OTS assessments	170	175	673	588
Other/legal settlements	(108)	105	102	323

Total general and administrative expense	10,653	13,856	42,354	40,612

Income before income taxes	11,426	9,620	46,371	38,083
Income tax provision	3,734	3,718	17,863	15,384

Net income	$7,692	$5,902	$28,508	$22,699

Basic earnings per share (1)	$0.66	$0.53	$2.47	$2.37

Diluted earnings per share (1)	$0.61	$0.47	$2.28	$1.92

Weighted average basic shares outstanding (1)	11,611	11,136	11,527	9,573

Weighted average diluted shares outstanding (1)	12,547	12,641	12,518	11,837

     (1) Reflects a 3-for-2 stock split in the form of a 50% stock dividend.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

Supplemental Information — Classified Assets (unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2003	2002

Risk elements:
Nonaccrual loans	$8,885	$7,675
Real estate owned, net	—	—

	8,885	7,675
Performing loans classified substandard or lower (1)	5,553	16,002

Total classified assets	$14,438	$23,677

Total classified loans	$14,438	$23,677

Loans restructured and paying in accordance with modified terms (2)	$2,310	$2,468

Gross loans before allowance for credit losses	$2,187,652	$2,149,564

Loans receivable, net of specific valuation allowance	$2,187,652	$2,149,376

Delinquent loans:
30 - 89 days	$1,724	$5,357
90+ days (3)	4,892	7,175

Total delinquent loans	$6,616	$12,532

Allowance for credit losses:
General valuation allowance (“GVA”) (4)	$33,538	$35,121
Specific valuation allowance (“SVA”)	—	188

Total allowance for credit losses (4)	$33,538	$35,309

Net loan charge-offs:
Net charge-offs for the year (5)	$878	$3,352
Percent to loans receivable, net of SVA	0.04%	0.16%
Percent to beginning of period allowance for credit losses	2.49%	10.95%
Selected asset quality ratios at period end:
Total nonaccrual loans to total assets	0.33%	0.31%
Total allowance for credit losses to loans receivable, net of SVA	1.53%	1.64%
Total GVA to loans receivable, net of SVA	1.53%	1.63%
Total allowance for credit losses to nonaccrual loans	377.47%	460.05%
Total classified assets to Bank core capital and GVA	6.01%	10.81%

(1)	Excludes nonaccrual loans.
(2)	Troubled debt restructured loans not classified and not on nonaccrual.
(3)	Included in nonaccrual loans.
(4)	During the third quarter of 2003, $1.3 million in reserves for unfunded commitments were reclassified to other liabilities.
(5)	During the course of the year, charge-offs are generally anticipated and reflected as specific valuation allowances.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

Net Interest Income (unaudited)
(Dollars in thousands)

	Three Months Ended December 31,

	2003			2002

			Weighted			Weighted
	Average	Revenues/	Average	Average	Revenues/	Average
	Balance	Costs	Yield/Cost	Balance	Costs	Yield/Cost

Assets:
Interest-earning assets:
Loans receivable (1)	$2,131,059	$29,858	5.58%	$2,143,543	$36,239	6.74%
Investment securities	373,036	3,283	3.52	211,006	1,937	3.64
Investment in capital stock of Federal Home Loan Bank	34,264	365	4.23	34,456	430	4.95
Cash, fed funds and other	4,865	13	1.06	11,238	46	1.66

Total interest-earning assets	2,543,224	33,519	5.25	2,400,243	38,652	6.42

Noninterest-earning assets	55,537			30,002

Total assets	$2,598,761			$2,430,245

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits	$1,675,743	$8,075	1.91%	$1,561,422	$9,753	2.48%
FHLB advances	618,811	4,966	3.14	579,847	6,028	4.07
Senior notes	—	—	—	22,578	708	12.50
Capital securities	51,000	757	5.94	45,946	745	6.49

Total interest-bearing liabilities	2,345,554	13,798	2.32	2,209,793	17,234	3.08

Noninterest-bearing checking	49,275			38,255
Noninterest-bearing liabilities	24,744			23,828
Stockholders’ equity	179,188			158,369

Total liabilities and stockholders’ equity	$2,598,761			$2,430,245

Net interest income		$19,721			$21,418

Interest rate spread			2.93%			3.34%

Net interest margin			3.09%			3.55%

(1)	Includes the interest on nonaccrual loans only to the extent it was paid and recognized as interest income.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

Net Interest Income (unaudited)
(Dollars in thousands)

	Twelve Months Ended December 31,

	2003			2002

			Weighted			Weighted
	Average	Revenues/	Average	Average	Revenues/	Average
	Balance	Costs	Yield/Cost	Balance	Costs	Yield/Cost

Assets:
Interest-earning assets:
Loans receivable (1)	$2,128,322	$127,424	5.99%	$1,833,856	$130,628	7.12%
Investment securities	345,003	11,510	3.34	77,988	3,155	4.05
Investment in capital stock of Federal Home Loan Bank	34,069	1,495	4.39	28,281	1,593	5.63
Cash, fed funds and other	4,008	50	1.25	109,178	1,818	1.67

Total interest-earning assets	2,511,402	140,479	5.59	2,049,303	137,194	6.69

Noninterest-earning assets	61,007			23,888

Total assets	$2,572,409			$2,073,191

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits	$1,692,677	$35,552	2.10%	$1,300,177	$36,755	2.83%
FHLB advances	579,960	21,286	3.62	511,614	21,931	4.23
Senior notes	—	—	—	24,819	3,120	12.50
Capital securities	51,000	3,021	5.92	32,540	2,281	7.01

Total interest-bearing liabilities	2,323,637	59,859	2.56	1,869,150	64,087	3.41

Noninterest-bearing checking	45,312			37,258
Noninterest-bearing liabilities	31,976			32,477
Stockholders’ equity	171,484			134,306

Total liabilities and stockholders’ equity	$2,572,409			$2,073,191

Net interest income		$80,620			$73,107

Interest rate spread			3.03%			3.28%

Net interest margin			3.21%			3.57%

(1)	Includes the interest on nonaccrual loans only to the extent it was paid and recognized as interest income.

HAWTHORNE FINANCIAL CORPORATION

2003 Results
January 27, 2004

Net Loan Portfolio Composition (unaudited)
(Dollars in thousands)

	December 31, 2003		December 31, 2002

	Balance	Percent	Balance	Percent

Single family residential	$864,510	39.76%	$851,268	39.81%
Income property:
Multi-family	764,078	35.15%	689,100	32.22%
Commercial	315,015	14.49%	387,354	18.11%
Development:
Multi-family	93,299	4.29%	57,037	2.67%
Commercial	12,755	0.59%	41,168	1.93%
Single family construction:
Single family residential	78,916	3.63%	75,218	3.52%
Land	43,490	2.00%	32,612	1.52%
Other	1,987	0.09%	4,738	0.22%

Total loan principal (1)	$2,174,050	100.00%	$2,138,495	100.00%

(1)	Excludes net deferred fees and costs.

Selected Financial Data (unaudited) (1)	Three Months Ended				Twelve Months Ended
(Dollars in thousands)	December 31,				December 31,

	2003		2002		2003	2002

Performance Ratios
Return on average assets	1.18	%(2)	0.97	%(2)	1.11%	1.09%
Return on average equity	17.17	%(2)	14.91	%(2)	16.62%	16.90%
Efficiency ratio (3)	48.63%		58.33%		47.33%	50.68%
G&A to average assets (4)					1.64%	1.94%
Growth Ratios
Total assets					7.18%	34.41	%(5)
Loans receivable, net					1.89%	23.69	%(5)
Total deposits					3.59%	38.61	%(5)

	December 31,	December 31,
	2003	2002

Bank Capital Ratios
Core capital	$206,767	$183,942
Ratio	7.81%	7.46%
Tier 1 capital	$206,767	$183,942
Ratio	11.16%	10.42%
Risk-based capital	$230,052	$206,175
Ratio	12.42%	11.68%

(1)	Ratios were calculated based on net income.
(2)	Annualized.
(3)	Represents total general and administrative expense (excluding other/legal settlements) divided by net interest income before provision for credit losses and noninterest revenue. Pursuant to generally accepted accounting principles, G&A includes the previously reported costs of $2.1 million associated with the early retirement of senior notes.
(4)	Represents total general and administrative expense (excluding other/legal settlements) divided by average assets.
(5)	Primarily due to the acquisition of First Fidelity in August 2002.